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Exhibit 10.47

SUMMARY OF EXECUTIVE OFFICER COMPENSATION

Executive Officer Compensation—Payout of 2007 Bonuses

        On January 24, 2008, the Compensation Committee (the "Committee") of the Board of Directors of Sepracor Inc. (the "Company") approved bonus payments to the Company's executive officers with respect to their performance during 2007. The following table sets forth the bonus payments for 2007 paid to each of the Company's executive officers.

Executive Officer	2007 Target Bonus	2007 Bonus Payment
Timothy J. Barberich Executive Chairman; Former Chief Executive Officer	$731,500	$660,000
Adrian Adams President and Chief Executive Officer	$800,000	$666,640	(1)
Mark H.N. Corrigan, M.D. Executive Vice President, Research and Development	$258,638	$235,000
David P. Southwell Executive Vice President, Chief Financial Officer and Secretary	$252,890	$230,000
Andrew I. Koven Executive Vice President, General Counsel and Corporate Secretary	$250,000	$210,000	(1)
Robert F. Scumaci Executive Vice President, Finance and Administration, Treasurer	$247,143	$225,000
Mark Iwicki Executive Vice President, Chief Commercial Officer	$285,000	$75,000	(2)

(1)
Amount represents the portion of target bonuses payable to Messrs. Adams and Koven pro rated from the start of their employment in March 2007.

(2)
Mr. Iwicki was guaranteed a 2007 bonus of $75,000.

Executive Officer Compensation for 2008—Base Salary and Target Bonus

        On January 24, 2008, the Committee approved the annual base salaries to be paid to the Company's executive officers during 2008. In addition, the Committee established target bonuses for each executive officer as a percentage of each executive officer's annual base salary. Each executive officer's bonus for 2008 shall be determined based on, among other things, the Company's overall performance, as well as such officer's individual performance, during 2008. The following table sets forth the annual base salary for 2008 and 2008 target bonus for each of the Company's executive officers.

Executive Officer	Annual Base Salary for 2008	2008 Target Bonus Percentage	2008 Target Bonus
Timothy J. Barberich	$960,000	80%	$768,000
Adrian Adams	$1,050,000	100%	$1,050,000
Mark H.N. Corrigan, M.D.	$545,000	50%	$272,500
David P. Southwell	$530,000	50%	$265,000
Andrew I. Koven	$525,000	50%	$262,500
Robert F. Scumaci	$520,000	50%	$260,000
Mark Iwicki	$500,000	60%	$300,000

Stock Option and Restricted Stock Awards

        Each executive officer may also be granted stock options, restricted stock or other awards pursuant to the Company's equity incentive plans. The Committee may approve annual equity awards at its meeting that coincides with the Company's annual meeting of stockholders and may approve grants to newly named executive officers at its first meeting following the executive's first day of employment. With the approval of the full Board, additional equity awards may be granted to executive officers.

Other Compensation

        The Company has also (1) entered into employment agreements with Messrs. Adams, Koven and Iwicki, (2) entered into letter agreements that include severance provisions with Dr. Corrigan and Messrs. Scumaci and Southwell, (3) entered into executive retention agreements with each of its executive officers, (4) entered into an executive retirement agreement with Mr. Barberich, and (5) agreed to make gross up payments to each of its executive officers in the event that any payments received by them in connection with a change of control constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended. The Company has previously filed these letter agreements, employment agreements, executive retention agreements, executive retirement agreement and a summary of the 280G gross up plan with the Securities and Exchange Commission.

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  Exhibit 10.47